Filed Pursuant to Rule 424(b)(2)
File No. 333-134864

Pricing Supplement No. 116
Dated: June 12, 2008
(To Prospectus dated June 8, 2006 and Prospectus Supplement dated June 13, 2006)

CALCULATION OF REGISTRATION FEE
Class of securities offered	Medium-Term Senior Notes, Series C
Aggregate offering price	$525,000,000
Amount of registration fee	$20,632.50*

*The filing fee of $20,632.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 3 page(s).

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series C
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $525,000,000

Issue Price: 100.00%

Proceeds to Company on original issuance: $523,687,500

Commission: $1,312,500 (0.250%)

Agent:	[ ] ABN AMRO Incorporated	[ ] Goldman Sachs & Co.
	[ ] Banc of America Securities LLC	[ ] Greenwich Capital Markets, Inc.
	[ ] Barclays Capital Inc.	[ X ] J. P. Morgan Securities Inc.
	[ ] BNP Paribas Securities Corp.	[ ] Lehman Brothers Inc.
	[ ] BNY Capital Markets, Inc.	[ ] Merrill Lynch Pierce Fenner & Smith Inc.
	[ ] Credit Suisse Securities (USA) LLC	[ ] The Williams Capital Group, L.P.
	[ ] Citigroup Global Markets Inc.	[ ] Utendahl Capital Partners, L.P.
	[ ] Deutsche Bank Securities Inc.	[ ] Wachovia Capital Markets LLC
[ ] Other:

Agent		Amount
J.P. Morgan Securities Inc.		$525,000,000

Total		$525,000,000

Agents’ capacity on original issuance:		[X] As Agent
[ ] As Principal

If as principal:
[ ]	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ]	The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.

Form of Note: [X] Global [ ] Definitive

Trade Date:	June 12, 2008

Original Issue Date:	June 19, 2008

Stated Maturity:	June 19, 2013

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Monthly on the 19th day of each month; provided, however, that if an interest payment date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day.

First Interest Payment Date: July 21, 2008

Accrue to Pay: [X] Yes [ ] No

Indexed Principal Note: [ ] Yes (See Attached) [X] No

Type of Interest Rate: [ ] Fixed Rate [X] Floating Rate [ ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): Initial Interest Rate (Floating Rate Notes): TBD

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[X] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent: The Bank of New York

Computation of Interest (If other than as set forth in the Prospectus Supplement):
[ ] 30 over 360	[ ] Actual over Actual
[X] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates: Monthly on the 19th of each month; provided, however, that if an interest reset date falls on a day that is not a Business Day, the interest reset date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

Rate Determination Dates (If other than as set forth in the Prospectus Supplement):

Index Maturity: One-month

Spread (+/-): +170.0 basis points

Spread Multiplier: none

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
            [ ] Yes (See Attached)       [X] No

Maximum Interest Rate: none

Minimum Interest Rate: none

Amortizing Note: [ ] Yes (See Attached) [X] No

Optional Redemption: [ ] Yes [X] No
Optional Redemption Dates:	N/A
Redemption Prices:	N/A
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment: [ ] Yes [X] No
Optional Repayment Dates:	N/A
Optional Repayment Prices:	N/A

Discount Note: [ ] Yes [X] No
Total Amount of OID:	N/A
Bond Yield to Call:	N/A
Bond Yield to Maturity:	N/A
Yield to Maturity:	N/A

CUSIP: 0258M0CX5

ISIN: US0258M0CX52

DESCRIPTION OF THE NOTES:

     The LIBOR rate referenced above shall be the one-month USD-BBA-LIBOR rate appearing on Reuters page LIBOR01.

     The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 8, 2006 and Prospectus Supplement dated June 13, 2006, to which reference is hereby made.